Exhibit 99.1

BeiGene Presents Updated Clinical Data on BTK Inhibitor BGB-3111 in Patients with Waldenström’s Macroglobulinemia at 9th International Workshop on Waldenström’s Macroglobulinemia

WALTHAM, Mass., October 7, 2016, BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly-targeted and immuno-oncological drugs for the treatment of cancer, today presented updated clinical data from an ongoing Phase I study of BTK inhibitor BGB-3111 in patients with Waldenström’s macroglobulinemia (WM) at the 9th International Workshop on Waldenström’s Macroglobulinemia and Symposium on Advances in Multiple Myeloma (IWWM-9) in Amsterdam, The Netherlands. The preliminary clinical data demonstrate that BGB-3111 is well-tolerated and highly active in WM, with an overall response rate of 92%, including major response in 83% and very good partial response (VGPR) in 33%, at a median follow-up time of 8.0 months.

“The updated data continue to show that BGB-3111 is well-tolerated and highly active in Waldenström’s macroglobulinemia. The ability to achieve complete and sustained BTK inhibition in both circulating and nodal lymphocytes appears to have translated into very good response frequency and quality, as reflected by the VGPR rate of 33%,” commented Constantine Tam, MD, Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at Peter MacCallum Cancer Centre, Australia, coordinating principal investigator of the study.

“We are very encouraged by the favorable safety profile and the frequency and depth of responses with BGB-3111 in Waldenström’s macroglobulinemia. The preliminary sequencing data suggest activity across WM genotypes, and are particularly encouraging for the very high VGPR rate observed amongst the most common WM genotype. We look forward to commencing a global Phase III study comparing BGB-3111 with ibrutinib in WM patients this year, as well as continuing broad development of BGB-3111 as a monotherapy and in combinations to treat a variety of B cell malignancies,” commented Jane Huang, MD, Chief Medical Officer, Hematology at BeiGene.

Summary of Results from an Ongoing Phase 1 Study

The multi-center, open-label Phase 1 trial of BGB-3111 as monotherapy is being conducted in Australia, New Zealand, and the US and is comprised of two parts —

dose-escalation and dose-expansion in disease-specific cohorts, including relapsed / refractory WM. The data presented at IWWM-9 were from a total of 24 WM patients from the dose-escalation component receiving doses ranging from 40 mg to 320 mg once a day (QD) or 160 mg twice a day (BID) and the ongoing dose-expansion component receiving 160 mg BID or 320 mg QD. Responses were determined according to the modified Sixth International Workshop on WM (IWWM) criteria.

As of June 10, 2016, the data cutoff for the current analysis, adverse events (AEs) were generally mild in severity and self-limited. The most frequent AEs (>20%) of any attribution were upper respiratory infection (25%), diarrhea (25%), petechiae/contusion/bruising (21%), and nausea (21%), all grade 1 or 2 in severity. One patient developed grade 2 atrial fibrillation. Grade 3 or higher AEs included two cases of anemia and one case each of foot fracture, renal artery thrombosis, bronchiectasis, thrombocytopenia, hypertension, cryptococcal meningitis, and neutropenia. No serious hemorrhage (>grade 3 or CNS hemorrhage of any grade) was reported.

After a median follow-up of 8.0 months (3.3-21 months), 24 patients were evaluable for response and the rate of overall response including complete response (CR) + very good partial response (VGPR) + partial response (PR) + minor response (MR) was 92% (22/24). The major response rate (CR+VGPR+PR) was 83% (20/24), with VGPRs (>90% reduction in IgM and reduction in extramedullary disease) observed in 33% (8/24) and PRs (50-89% reduction in IgM and reduction in extramedullary disease) observed in 50% (12/24) of patients. IgM decreased from a median of 29.9g/l at baseline to 3.0g/l; hemoglobin increased from a median of 10.1g/dl at baseline to 13.5g/dl. Only one patient discontinued BGB-3111, due to exacerbation of pre-existing bronchiectasis while in VGPR. There have been no cases of disease progression. MYD88 mutational analysis results were available for 15 of the patients who were evaluable for response at the data cutoff. Preliminary sequencing data suggest a high VGPR rate seen in six out of 12 evaluable patients with the MYD88L265P genotype that included five additional patients with PR and one patient with stable disease (SD), as well as response in MYD88WT patients that included one PR, one MR, and one SD among three evaluable patients. Analysis of patient response by genomic characteristics is ongoing.

Investor Call and Webcast Information:

BeiGene will host an investor conference call and webcast to discuss the presented data today at 5:00 PM CEST (11:00 AM EDT, 11:00 PM China Standard Time). The conference call may be accessed by dialing 1-845-675-0437 or 1-866-519-4004 (US), 400-620-8038 or 800-819-0121 (China), +852 30186771 or 800906601 (Hong Kong), or +65 67135090 (International). The conference ID number is (84900844).

A live webcast and replay of the event will be available from BeiGene’s investor website, http://ir.beigene.com/. The dial-in replay will be available approximately 2 hours after the conference and will be available for 2 days following the event. It can be accessed by dialing 1-646-254-3697 (US), 400-632-2162 (China), +852 30512780 (Hong Kong), or +61 2 8199 0299 (International).

About BGB-3111

BGB-3111 is an investigational small molecule inhibitor of Bruton’s tyrosine kinase (BTK) that has demonstrated higher selectivity against BTK and higher exposure than ibrutinib, the only BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency. In addition, available clinical data with BGB-3111 demonstrated sustained 24-hour BTK occupancy in both the blood as well as the lymph node.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 250 scientists, clinicians and staff in mainland China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging preliminary clinical data of BGB-3111, the potential implications of these data for the future development of BGB-3111, and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to BGB-3111. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in the BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com